Exhibit 1.3

This Amendment No. 2 is made as of May 30, 2025 by and between:

16728502 CANADA INC.,

a corporation incorporated under the laws of Canada

(the “Purchaser”)

-and-

Randy Lamont, of the Province of British Columbia,

Fat Panda Ltd., a corporation incorporated under the laws of the Province of Manitoba,

Darcy Backman, of the Province of Ontario, Mignonne Lamont, of the Province of British Columbia and Jordan Vedoya, of the Province of Manitoba

(together, the “Vendors”).

WHEREAS the Purchaser and the Vendors are party to that certain Share Purchase Agreement dated February 7, 2025, as amended by an Amendment No. 1 dated March 4, 2025 (collectively, the “SPA”), pursuant to which, among other things, the Purchaser has agreed, subject to the terms and conditions thereof, to acquire all of the issued share capital of the Corporations from the Vendors;

AND WHEREAS the Vendors and the Purchaser have agreed to amend the SPA as further described herein.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed among the parties hereto as follows:

1.	That Section 1.1(r) of the SPA is hereby deleted and replaced as follows:

“Closing Date” or “Date of Closing” means the effective date of June 1, 2025, or as otherwise agreed by the Parties acting reasonably;

2.	That:

a.	the definition of “Audited Financial Statements” at Section 1.1(h) is hereby deleted and replaced as follows:

“Audited Financial Statements” means the “Estimated Profit & Loss Trial Balance at April 30, 2025 of the Fat Panda Group of Companies” and the “Estimated Balance Sheet Trial Balance at April 30, 2025 of the Fat Panda Group of Companies” delivered on May 29, 2025 and attached as Schedule 1.1(h);

and

b.	for purposes of satisfying Section 2.2.2(a) of the SPA, the Purchaser accepts the delivery by the Vendors of the “Estimated Profit & Loss Trial Balance at April 30, 2025 of the Fat Panda Group of Companies” and the “Estimated Balance Sheet Trial Balance at April 30, 2025 of the Fat Panda Group of Companies” delivered on May 29, 2025.

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3.	That Section 3.1(4)(e) of the SPA is hereby deleted and replaced as follows:

All Tobacco/Vape Licences, Vaping Product Licenses and Vaping Stamping Regime Licence are in good standing and there has been no adverse findings with respect thereto concerning the operation of the Business, and the Corporations and Vendors have been in compliance in all material respects, and are as at Closing in compliance in all material respects, with all of the guidelines, policies, procedures, rules and regulations pursuant to the Excise Act;

4.	That Section 3.1(34)(c) of the SPA is hereby deleted and replaced as follows:

during each of the FIVE (5) fiscal years of the Corporation ended immediately preceding the date hereof, except in the ordinary course of business, no claims have been made against the Corporations for breach of warranty or contract requirement or negligence or for a price adjustment or other concession in respect of any defect in or failure to perform or deliver any products, services or work which had, in any such year, an aggregate cost exceeding ONE THOUSAND DOLLARS ($1,000.00);

5.	That Section 3.1(40)(c) of the SPA is hereby deleted and replaced as follows:

The Corporations have complied with all laws, rules, regulations and orders applicable to it relating to employment, including those relating to wages, hours, collective bargaining, occupational health and safety, workers’ hazardous materials, employment standards, pay equity and workers’ compensation. There are no outstanding or threatened charges or complaints against the Corporations relating to unfair labour practices or discrimination or under any legislation relating to employees. The Corporations have paid in full all amounts owing under the Manitoba Workplace Safety and Health Act and Regulation, Saskatchewan Employment Act and Occupational Health and Safety Regulations, Ontario Workplace Safety and Insurance Act and Regulations, and all other applicable legislation of similar nature. Annexed hereto as Schedule 4(d) is a history of the Corporations’ Workers Compensation claims for (i) the last 8 years in Ontario; (ii) the last 4 years in Manitoba; and (iii) the last 4 years in Saskatchewan.

6.	That Section 3.1(5)(b) is hereby deleted and replaced as follows:

subject to obtaining the contractual consents referred to in Schedule 3.1(3), the terms of any agreement (written or oral), indenture, instrument or understanding or other obligation or restriction to which the Corporations or the Vendors are a party or by which either of them is bound; or

7.	That Section 3.1(5)(c) is hereby deleted and replaced as follows:

subject to obtaining the regulatory consents referred to in Schedule 3.1(3), any term or provision of any of the Licenses or any order of any court, governmental authority or regulatory body or any law or regulation of any jurisdiction in which the Business is carried on.

8.	For certainty, attached hereto at Appendix 1 are the agreed-upon Schedules to the SPA. Without limiting the generality of the foregoing, Schedule 3.1(16)(h), in the form attached hereto as Appendix 2, is hereby added to the SPA.

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9.	That the following Section 4.3(6) is added to the SPA:

Despite anything herein to the contrary, for purposes of Section 4.1(b) hereof as it relates to tax liabilities or other matters related to or arising, directly or indirectly, from the Vendors’ disclosure in Schedule 3.1(16)(h) (the “Tax Arrears Disclosure”), it is agreed that:

i.	The Vendors (other than Fat Panda Ltd.) undertake and covenant to file, as soon as practicable and in all cases referring only to periods prior to May 31, 2025, a Voluntary Disclosures Program Application with Canada Revenue Agency to disclose the matters described in Schedule 3.1(16)(h), and the Vendors (other than Fat Panda Ltd.), covenant and agree to pay (A) $201,302.95 to Canada Revenue Agency as an initial (and not final) amount in respect of taxes and penalties owing by the applicable Corporations, as the case may be, in respect of the Tax Arrears Disclosure, and (B) all such other taxes, penalties, assessments, arrears and interest levied by Canada Revenue Agency in connection with, related to or arising from the Tax Arrears Disclosure. For clarity, all amounts paid by the Vendors to Canada Revenue Agency in accordance with this Section 4.3(6)(i) shall be for the exclusive account of the Vendors and shall not be reimbursed by or charged to the Purchaser or the Corporations nor shall they be amounts for which adjustment in favour of the Vendors is made in accordance with Sections 2.5 or 2.6 of the SPA.

ii.	The Vendors (other than Fat Panda Ltd.) shall, jointly and severally, on written demand from the Purchaser, indemnify the Corporations and the Purchaser from any and all costs, expenses, charges, losses, penalties, professional fees, taxes, or interest arising, directly or indirectly, from demands, claims, complaints, grievances, actions, applications, suits, proceedings, causes of action, orders, charges, indictments, prosecutions, audits, investigations, other similar processes, assessments or reassessments or judgments brought in connection with, related to or arising from the Tax Arrears Disclosure. For certainty, there shall be no deduction to the CRA Indemnity Note made without notice being provided to the Vendors (other than Fat Panda Ltd.) in accordance with the indemnification procedures set forth in this Agreement, and further provided that there shall be no basis for indemnification under this Section 4.3(6) except as may be set forth or contemplated in the response of and/or correspondence with the Canada Revenue Agency in respect of the Tax Arrears Disclosure.

iii.	The indemnity set forth in Section 4.3(6)(ii) shall be without limitation as to duration or amount, except as required by law, provided that it will be subject in all other respects to the indemnification procedures set forth in this Agreement.

iv.	The payment contemplated in Section 2.3(b) of the SPA will be reduced by FIVE HUNDRED THOUSAND DOLLARS ($500,000.00), and in lieu thereof the Purchaser shall give and the Vendors shall take back a loan agreement and promissory note in the amount of FIVE HUNDRED THOUSAND DOLLARS ($500,000.00) (the “CRA Indemnity Note”), without interest, for a term expiring on the date that Canada Revenue Agency issues a letter or other otherwise indicates to the satisfaction of the Purchaser that the filing contemplated in Section 4.3(6)(i) and all payments made by the Vendors as contemplated therein are satisfactory and that no further action is contemplated. Without limitation to the indemnity provided in Section 4.3(6)(ii), the principal balance of the CRA Indemnity Note shall be reduced on a dollar-for-dollar basis by amounts for which indemnification is applicable hereunder. The remaining principal balance shall be paid in full at the expiry of the term.

10.	In all other respects, the SPA remains in full force and affect, unamended except as specifically set out herein.

11.	Capitalized terms used herein and not otherwise defined shall have the same meaning ascribed to that term in the SPA.

12.	This Amendment No. 2 may be executed and delivered in any number of counterparts (whether in original, electronic, facsimile or Portable Document Format form) with the same effect as if all parties hereto had signed the same document. All counterparts and adopting instruments shall be construed together and shall constitute one and the same agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF and agreeing to be bound, the parties hereto have duly executed this Amendment No. 2 as of the date hereof.

16728502 CANADA INC.

By:
Name:	Anthony McDonald
Title:	CEO
I have authority to bind the corporation.

FAT PANDA LTD.

By:
Name:
Title:
I have authority to bind the corporation.

7446285 MANITOBA LTD.

By:
Name:
Title:
I have authority to bind the corporation.

10050200 MANITOBA LTD.

By:
Name:
Title:
I have authority to bind the corporation.

FAT PANDA DIRECT LTD.

By:
Name:
Title:
I have authority to bind the corporation.

[Signature page – Amendment No. 2]

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WITNESS	RANDY LAMONT

WITNESS	DARCY BACKMAN

WITNESS	MIGNONNE LAMONT

WITNESS	JORDAN VEDOYA

[Signature page – Amendment No. 2]

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Appendix 1

Final Disclosure Schedules

See attached.

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Appendix 2

SCHEDULE 3.1(16)(h)

See attached.

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